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                   INDEPENDENT AUDITORS' CONSENT


We hereby consent to the use in the prospectus constituting part of the Reigstration Statement on Form SB-2 of ThermoElastic Technologies, Inc., of our report dated December 23, 1999 relating to the financial statements as of September 30, 1999 appearing in such Prospectus. We also consent to the references to us under the heading "Expert" in the Prospectus.


/s/ Meeks, Dorman & Company, P.A.

Meeks, Dorman & Company, P.A.

Longwood, Florida
July 26, 2000